Exhibit 99.1

News Release
SABINE ROYALTY TRUST DECLARES
MONTHLY CASH DISTRIBUTION FOR MARCH
     Dallas, Texas, March 3, 2006 – Bank of America, N.A., Dallas, Texas, as Trustee of the Sabine Royalty Trust (NYSE – SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.28242 per unit, payable on March 29, 2006, to unit holders of record on March 15, 2006.
     Due to the timing of the end of the month of February, approximately $669,000 of revenue received will be posted in the following month of March in addition to normal receipts during March. This distribution reflects primarily the oil production for December 2005 and the gas production for November 2005. Preliminary production volumes are approximately 24,712 barrels of oil and 351,183 mcf of gas. Preliminary prices are approximately $58.74 per barrel of oil and $9.19 per mcf of gas.
     The significant decline in both oil and gas production this month compared to last month is due primarily to the timing of the end of February. Most energy companies normally issue payment of royalties on or about the 25th of every month and with February, a substantial amount of royalties are not received until after the revenue posting of February 28th. The revenues received after that are posted within 30 days of receipt.
     This year, as it does after the end of each year, Sabine Royalty Trust is having a year-end Reserve Report prepared in accordance with the Securities and Exchange Commission’s requirements. The report provides an evaluation of the estimated asset value as of December 31 of each year, which can be used to estimate the remaining life of the Trust. The report will be an exhibit to the Trust’s Annual Report on Form 10-K that will be filed early in March 2006 and will be available to all unitholders at that time.
     For additional information on Sabine Royalty Trust, please visit our website at http://www.sbr-sabineroyalty.com/.
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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free – 800.365.6541